News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS

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Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (November 21, 2008) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the third quarter and 39-week period ended November 1, 2008. Net sales for the 13-week period ended November 1, 2008, decreased 5.7% to $111.0 million from net sales of $117.7 million in the year-earlier period. Comparable store sales for the third quarter decreased 9.9% when compared with the 13-week period for the prior year. Net loss for the third quarter increased to $2.2 million, or $0.14 per diluted share, compared with net loss of $555,000, or $0.03 per diluted share, in the year-earlier period.

For the 39-week period ended November 1, 2008, net sales decreased 4.8% to $349.2 million from net sales of $366.8 million in the year-earlier period. Comparable store sales decreased 8.0% when compared with the same period in the prior year. For the 39-week period ended November 1, 2008, the Company reported net loss of $635,000, or $0.04 per diluted share, compared with net income of $4.7 million, or $0.28 per diluted share, for the year-earlier period.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “Results for the quarter were clearly disappointing. We faced dramatic macroeconomic headwinds, and as a result we experienced our weakest comparable store sales in many years. The negative trends were broadly felt across most categories although bargain books, gifts and teen provided positive results. Our entire team remains focused on adjusting to this difficult environment by controlling costs, managing inventory and preparing for the holiday season."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share. The quarterly dividend will be paid on December 19, 2008, to stockholders of record at the close of business on December 5, 2008.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 217 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Announces Third Quarter 2009 Results

November 21, 2008

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Nov. 1, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007
NET SALES	$ 110,952	$ 117,696	$ 349,236	$ 366,816
Cost of sales (including warehouse, distribution and store occupancy costs)	81,877	85,602	251,148	263,270
GROSS PROFIT	29,075	32,094	98,088	103,546
Operating, selling and administrative expenses Depreciation and amortization	28,320 3,613	29,074 3,544	86,667 10,681	85,375 10,376
OPERATING INCOME / (LOSS) Interest expense (income), net	(2,858) 627	(524) 793	740 1,621	7,795 740
INCOME / (LOSS) BEFORE INCOME TAXES Income tax provision	(3,485) (1,298)	(1,317) (762)	(881) (246)	7,055 2,399
NET INCOME / (LOSS)	$ (2,187)	$ (555)	$ (635)	$ 4,656

NET INCOME / (LOSS) PER COMMON SHARE:
Basic: Net income / (loss)	$ (0.14)	$ (0.03)	$ (0.04)	$ 0.29
Weighted average shares outstanding	15,169	15,993	15,235	16,291
Diluted: Net income / (loss)	$ (0.14)	$ (0.03)	$ (0.04)	$ 0.28
Weighted average shares outstanding	15,169	15,993	15,235	16,512

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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